EXHIBIT 99.1

 Imagistics International Reports Record Fourth Quarter and Full Year
            2004 Results Based on Strong Copier/MFP Growth

    TRUMBULL, Conn.--(BUSINESS WIRE)--Feb. 10, 2005--Imagistics
International Inc. (NYSE:IGI)

    --  EPS of $0.40, up 21% for Fourth Quarter

    --  Copier/MFP Revenue up 5% in Fourth Quarter; Up 9% for Full
        Year 2004

    --  Copier/MFP Rental Revenue up 7% in Fourth Quarter; Up 9% for
        Full Year 2004

    --  Guidance for 2005 Raised to the $1.85 to $1.90 Range

    Imagistics International Inc. (NYSE:IGI) today announced a 21 percent increase in diluted earnings per share to $0.40 for the fourth quarter of 2004 compared with $0.33 for the fourth quarter of 2003. Net income grew by 21 percent over the same period to $6.7 million from $5.5 million last year. Total revenue for the fourth quarter decreased 6 percent to $146.1 million. Revenue is generated from three business lines: core copier/MFP (multifunctional products), facsimile and sales to Pitney Bowes of Canada ("PB Canada") under a reseller agreement. For the quarter, copier/MFP revenue increased 5 percent to $104.3 million, facsimile revenue declined 19 percent to $39.7 million and sales to PB Canada decreased 72 percent to $2.1 million compared with the prior year's fourth quarter. Excluding sales to PB Canada, total revenue for the fourth quarter was $144.0 million, down 3 percent compared to the previous year.
    For the full year 2004, total revenue was $609.1 million, down 2 percent from 2003. Revenue excluding sales to PB Canada increased slightly. For the full year 2004, diluted earnings per share grew 24 percent to $1.48, compared to $1.19 in 2003.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "2004 was a strong year for Imagistics. For 2004, core copier/MFP revenues grew a strong 9 percent and revenue excluding PB Canada was up slightly, demonstrating our continuing success transitioning from facsimile to copier/MFP. In fact, copier/MFP revenue in the fourth quarter 2004 was 71 percent of total revenue, up from 57 percent at the spinoff in December 2001. Although our sales to PB Canada have declined significantly, those sales are at low margins and the decline had no material impact on our profitability.
    "For the fourth quarter 2004, we continued our track record of delivering strong earnings every quarter since the spin off of Imagistics over three years ago. Again, our management team executed well and delivered on our commitments. Coming off a strong 2004, we are establishing guidance for 2005, targeting earnings per share in the $1.85 to $1.90 range. Our previous guidance for EPS growth was 20+ percent.
    "As the market is transitioning to color in the workplace, we are very excited about our new products. Just a few days ago we introduced the cm3530 and cm4530 color-capable multifunctional devices. These networked MFPs offer high quality 35 and 45 page-per-minute black and white with 11 page-per-minute on-demand full color. With a full suite of functions including printing, copying, scanning and faxing, these products broaden our color-capable offerings and continue our strategy of merging powerful scanning, email and file management capabilities to provide seamless paths between hard copy and digital formats for fast and easy document management and distribution. The launch of new color products is an integral part of our strategy, as color MFPs provide higher value recurring revenue and profit streams for pages and aftermarket color supplies, compared to monochrome. Our plans include refreshing the entire upper end of our product line in 2005, more than doubling the pace of product introductions of last year."
    Imagistics President and Chief Operating Officer, Joseph Skrzypczak added, "Our strategic thrust is to continue the growth of copier/MFP, focusing on rentals to increase our recurring revenue stream, while maintaining gross margins and reducing operating expenses. Sales, service and administrative expenses were running high in 2004 due to the ERP implementation and we believe they peaked in the third quarter 2004. On a year-over-year basis, fourth quarter 2004 SS&A expenses were essentially flat. The reduction of bonus and certain benefit accruals in the fourth quarter 2004 were offset by higher sales compensation, direct distribution, ERP related and bad debt expenses. Compared with the third quarter 2004, we were pleased that ERP-related salaries and consulting fees declined and we expect that ongoing SS&A expenses will continue to decline in 2005, with further reductions in ERP-related consulting and administrative support expenses. We are in the final phase of the ERP implementation, which we expect will be completed in 2005.
    "We made progress reducing our accounts receivable balance at year end 2004, which decreased sequentially by $5.4 million or 5 percent. We expect further improvement in our accounts receivable balance in 2005 as we continue to resolve the backlog of outstanding issues."

    Fourth Quarter Results

    Revenues

    Copier/MFP revenue of $104.3 million rose 5 percent for the fourth quarter compared to the prior year. Copier/MFP sales increased 3 percent in the fourth quarter 2004 due to continued growth of our product offerings in both the low and high end digital multifunctional product segments and color. Rental revenue from the copier/MFP product line grew 7 percent in the fourth quarter, as a result of additional rental placements and growing page volumes. As expected, the growth in copier/MFP rentals in fourth quarter 2004 was less than the 13 percent experienced in the third quarter 2004. Certain contracts with the Federal government expired and were not renewed, as our current product offerings are manufactured in China and are not authorized under applicable U.S. government purchasing regulations. Copier/MFP rental revenue is expected to grow at a similar pace in first quarter 2005 as it did in the fourth quarter 2004. Copier/MFP support services revenue grew 8 percent, due to increased page volumes and strong growth of copier/MFP equipment throughout 2004, coupled with growth from geographic expansion.
    Facsimile revenue of $39.7 million was down 19 percent in the fourth quarter. Facsimile sales declined 15 percent, reflecting lower sales of supplies primarily due to the continuing industry-wide reduction in facsimile usage. Rental revenue from the facsimile product line declined 24 percent in the fourth quarter, reflecting the decline in the rental installed base due in part to the impact of rental to sale conversions and lower per unit pricing. Support services revenue from facsimile grew as a result of customers purchasing service contracts on rental to sale conversions.
    Sales to PB Canada declined 72 percent to $2.1 million in the fourth quarter. Sales to PB Canada are at lower margins, so the decline in revenue had little impact on profitability. Excluding sales to PB Canada, consolidated revenues declined 3 percent.

    Gross Margins

    The sales gross margin was 46.9 percent, up 5.9 percentage points compared with the fourth quarter of 2003, due to capturing most of the benefit of lower product costs, lower inventory obsolescence charges and a lower proportion of sales to PB Canada, which are at substantially lower gross margins than direct sales. These factors were partially offset by the continuing shift in product mix away from the higher margin facsimile product line toward the lower margin copier/MFP product line.
    The rental gross margin was 72.2 percent, up 2.2 percentage points compared with the fourth quarter last year. This improved rental gross margin was primarily the result of lower product costs as well as the impact of our more disciplined approach to contract terms and conditions. Similar to the sales gross margin, rental gross margin improvements were partially offset by the continuing shift in product revenue mix from facsimile to copier/MFP.
    Commenting on the improvement in gross margins, Mr. Skrzypczak stated, "We continued to see year-over-year improvements in gross margins in the fourth quarter 2004 but, as we have previously indicated, we do anticipate that overall improvement in gross margins will begin to level off."

    Expenses

    Selling, service and administrative ("SS&A") expenses of $80.8 million in the fourth quarter of 2004 were essentially flat compared to $81.2 million in the fourth quarter of 2003, for the aforementioned reasons. Interest expense of $1.0 million in the fourth quarter 2004 increased 8 percent compared to the prior year, due to higher levels of debt partially offset by lower interest rates. The effective income tax rate of 42.6 percent in the fourth quarter 2004 was essentially the same as in the third quarter 2004, and was down from 45.6 percent in the prior year, reflecting a change in the estimate of the deductibility of certain expenses for tax purposes and a foreign dividend net of foreign tax credits in 2003.
    Timothy Coyne, Chief Financial Officer, stated, "We generated cash from operations of $22.0 million in the fourth quarter of 2004. We used our cash to finance $17.0 million in capital expenditures, including $11.6 million to grow our rental asset base, thereby continuing to build our profitable copier/MFP recurring revenue stream. In the fourth quarter, we also invested $5.4 million in property, plant and equipment, with $2.3 million of that for our ERP system. Total ERP expenditures declined 34 percent in fourth quarter 2004 compared to third quarter 2004, with similar percentages capitalized. In the fourth quarter 2004 we also reduced debt by $1.1 million and used $3.4 million to repurchase 97,700 shares. Since the beginning of the stock buyback program in 2002, we have repurchased approximately 3.9 million shares or 20 percent of the shares that were outstanding when Imagistics was spun off in December 2001."

    Full Year Results

    Total revenue for the full year 2004 was $609.1 million, declining 2 percent from 2003. Revenue excluding sales to PB Canada increased slightly.
    For the full year 2004, total copier/MFP revenue gained 9 percent. Copier/MFP sales increased 9 percent, rentals grew 9 percent and support services were up 7 percent compared to the prior year. For the full year 2004, facsimile revenue was down 16 percent compared to 2003. Facsimile sales declined 13 percent, rentals were down 18 percent and support services were 6 percent lower than the prior year. For the full year 2004, sales to PB Canada declined 46 percent.
    Net income for the full year was up 22 percent to $24.9 million compared with $20.5 million for 2003. Earnings per diluted share grew 24 percent to $1.48 compared with $1.19 for 2003. The increase in earnings was the result of improved sales and rental gross margins and lower interest expense, which were partially offset by higher SS&A expenses.

    Outlook for 2005

    Mr. Breslawsky stated, "2005 is shaping up to be another exciting year for Imagistics. We have plans to refresh much of our product line, including the introduction of more affordable color MFPs. We anticipate that productivity will improve across all business functions. We believe that 2005 will show some top line growth, as we are at the inflection point where increases in copier/MFP product line revenue are expected to exceed the decline in facsimile revenue. Core copier/MFP continues to grow at a healthy pace, while fax has become a smaller part of our revenue portfolio. In fact, 2004 marked the first year since we began reporting that copier/MFP revenue growth exceeded the fax revenue decline. We are focused on completing our ERP implementation and reducing our operating expenses to more normal levels. We are coming off a strong 2004 and as a result, are targeting EPS growth in the $1.85 to $1.90 range for 2005."

    Conference Call

    Imagistics International will hold a conference call with Marc Breslawsky, Chairman and Chief Executive Officer, Joseph Skrzypczak, President and Chief Operating Officer, and Timothy Coyne, Chief Financial Officer, on Thursday, February 10, 2005 at 11:00 a.m. (Eastern Time) to discuss results. The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States, and in Canada and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2003 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.


Imagistics International Inc.

Consolidated Statements of Operations

                          Three months ended         Year ended
                             December 31,            December 31,
                       ----------------------- -----------------------
(in millions, except
 per share amounts)       2004     2003   B/(W)   2004    2003   B/(W)
----------------------------------------------------------------------

Revenue
 Sales                 $  73.2  $  79.8   (8%) $ 310.6  $ 316.0   (2%)
 Rentals                  49.7     54.8   (9%)   209.5    222.2   (6%)
 Support services         23.2     21.2    9%     89.0     84.0    6%
----------------------------------------------------------------------
Total revenue            146.1    155.8   (6%)   609.1    622.2   (2%)

Costs and expenses
 Cost of sales            38.9     47.0   17%    171.4    192.8   11%
 Cost of rentals          13.8     16.5   16%     59.1     72.3   18%
 Selling, service and
  administrative
  expenses                80.8     81.2    -     331.5    312.7   (6%)
----------------------------------------------------------------------
Operating income          12.6     11.1   14%     47.1     44.4    6%

 Interest expense, net     1.0      0.9   (8%)     3.7      8.4   56%
----------------------------------------------------------------------
Income before income
 taxes                    11.6     10.2   14%     43.4     36.0   21%

 Provision for income
  taxes                    4.9      4.7   (7%)    18.5     15.5  (19%)
----------------------------------------------------------------------
Net income             $   6.7  $   5.5   21%  $  24.9  $  20.5   22%
======================================================================

Calculation of earnings per share

Income available to
 common shareholders   $   6.7  $   5.5   21%  $  24.9  $  20.5   22%

Basic average shares
 outstanding            15.959   16.232    2%   16.186   16.711    3%
Diluted average shares
 outstanding            16.624   16.876    2%   16.868   17.230    2%
----------------------------------------------------------------------

Basic earnings per
 share                 $  0.42  $  0.34   24%  $  1.54  $  1.22   26%
Diluted earnings per
 share                 $  0.40  $  0.33   21%  $  1.48  $  1.19   24%
======================================================================


Imagistics International Inc.

Condensed Consolidated Balance Sheets

                            (Unaudited)(Unaudited)(Unaudited)
                     Dec. 31, Sept. 30,  June 30,  March 31,  Dec. 31,
(in millions)          2004     2004       2004      2004       2003
----------------------------------------------------------------------

Cash                 $  12.8   $  12.3   $   10.7  $    12.5  $  22.9
Accounts receivable,
 net                   105.7     111.1      119.8      119.8    107.7
Accrued billings        29.0      27.8       24.7       22.2     20.9
Inventories             94.7      91.2       81.5       83.6     86.1
Other current assets    31.4      33.0       32.0       32.5     29.0
----------------------------------------------------------------------
Total current assets   273.6     275.4      268.7      270.6    266.6

Property, plant and
 equipment, net         60.3      57.8       55.2       53.5     53.2
Rental assets, net      62.8      63.6       62.8       63.2     67.2
Other assets            70.8      70.9       68.0       63.2     59.7
----------------------------------------------------------------------

Total assets         $ 467.5   $ 467.7   $  454.7  $   450.5  $ 446.7
======================================================================


Current portion of
 long-term debt      $   0.5   $   0.5   $    0.5  $     0.5  $   0.5
Accounts payable and
 accrued liabilities    80.3      87.7       74.5       67.1     79.3
Advance billings        14.8      15.3       14.6       15.2     16.3
----------------------------------------------------------------------
Total current
 liabilities            95.6     103.5       89.6       82.8     96.1

Long-term debt          70.4      71.5       72.6       77.8     62.9
Other liabilities       24.5      23.3       22.4       21.2     20.3
----------------------------------------------------------------------
Total liabilities      190.5     198.3      184.6      181.8    179.3

Stockholders' equity   277.0     269.4      270.1      268.7    267.4
---------------------------------------------------------------------

Total liabilities
 and stockholders'
 equity              $ 467.5   $ 467.7   $  454.7  $   450.5  $ 446.7
======================================================================

Shares outstanding
 (in thousands)       16,305    16,365     16,608     16,694   16,774
                    ==================================================

Memo:  Total debt    $  70.9   $  72.0   $   73.1  $    78.3  $  63.4
                    ==================================================


Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows

                            Three months ended         Year ended
                               December 31,           December 31,
                           --------------------- ---------------------
(in millions)                 2004       2003       2004       2003
----------------------------------------------------------------------

Cash flows from operating
 activities:
Net income                 $     6.7  $     5.5  $    24.9  $    20.5
Adjustments to reconcile
 net income to net cash
provided by operating
 activities:
 Depreciation and
  amortization                  16.0       18.0       65.8       74.5
 Provision for bad debt          2.0        1.0       12.4        6.7
 Reserve for inventory
  obsolescence                  (0.4)       2.3        2.4        7.5
 Deferred taxes on income        5.1       (5.1)       2.9       (0.9)
 Change in assets and
  liabilities, net of
  acquisitions:
  Accounts receivable            3.4      (36.5)      (8.7)     (29.5)
  Accrued billings              (1.3)       3.0       (8.2)       1.6
  Inventories                   (3.1)       8.8       (8.8)      12.5
  Other currents assets
   and prepayments              (1.9)      (1.7)      (1.7)       0.3
  Accounts payable and
   accrued liabilities          (4.8)      11.3        0.2       (3.5)
  Advance billings              (0.5)      (9.8)      (2.0)     (11.1)
 Other, net                      0.8        1.9        0.2        4.5
----------------------------------------------------------------------
Net cash provided by (used
 in) operating activities       22.0       (1.3)      79.4       83.1
----------------------------------------------------------------------

Cash flows from investing
 activities:
 Expenditures for rental
  equipment assets             (11.6)      (6.9)     (46.4)     (34.9)
 Expenditures for
  property, plant and
  equipment                     (5.4)      (2.4)     (17.0)     (16.1)
 Acquisitions, net of cash
  acquired                      (0.8)         -      (12.9)      (4.1)
----------------------------------------------------------------------
Net cash used in investing
 activities                    (17.8)      (9.3)     (76.3)     (55.1)
----------------------------------------------------------------------

Cash flows from financing
 activities:
 Purchases of treasury
  stock                         (3.4)      (2.2)     (23.9)     (28.4)
 Net (repayments)
  borrowings under Term
  Loan and Revolving
  Credit Facility               (1.1)       9.9        7.5      (10.7)
 Exercises of stock
  options, including
  purchases under employee
  stock purchase plan            0.8        0.7        3.2        2.7
----------------------------------------------------------------------
Net cash (used in)
 provided by financing
 activities                     (3.7)       8.4      (13.2)     (36.4)
----------------------------------------------------------------------

Increase (decrease) in
 cash                            0.5       (2.2)     (10.1)      (8.4)

Cash at beginning of
 period                         12.3       25.1       22.9       31.3
----------------------------------------------------------------------

Cash at end of period      $    12.8  $    22.9  $    12.8  $    22.9
======================================================================


Imagistics International Inc.

Supplemental Data Schedules

Revenue

                Three months ended                Year ended
                   December 31,                  December 31,
           ----------------------------- -----------------------------
(in millions)    2004           2003           2004           2003
----------------------------------------------------------------------
                   Growth         Growth         Growth         Growth
           Revenue  Rate  Revenue  Rate  Revenue  Rate  Revenue  Rate
           ----------------------------- -----------------------------
Sales
 Copier/MFP
  products $ 55.2     3%  $ 53.5     8%  $222.7     9%  $203.5     7%
 Facsimile
  products   15.9   (15%)   18.8   (24%)   72.4   (13%)   83.6   (14%)
 Pitney
  Bowes of
  Canada      2.1   (72%)    7.5   (22%)   15.5   (46%)   28.9     4%
----------------------------------------------------------------------
 Total
  sales      73.2    (8%)   79.8    (5%)  310.6    (2%)  316.0     -

Rentals
 Copier/MFP
  products   28.0     7%    26.1     8%   110.3     9%   101.2     7%
 Facsimile
  products   21.7   (24%)   28.7   (12%)   99.2   (18%)  121.0   (12%)
----------------------------------------------------------------------
 Total
  rentals    49.7    (9%)   54.8    (3%)  209.5    (6%)  222.2    (4%)

Support
 services
 Copier/MFP
  products   21.1     8%    19.6     9%    81.6     7%    76.1     4%
 Facsimile
  products    2.1    22%     1.6   (18%)    7.4    (6%)    7.9   (16%)
----------------------------------------------------------------------
 Total
  support
  services   23.2     9%    21.2     6%    89.0     6%    84.0     1%

----------------------------------------------------------------------
Total
 revenue   $146.1    (6%) $155.8    (3%) $609.1    (2%) $622.2    (1%)
======================================================================

Revenue
 Copier/MFP
  products $104.3     5%  $ 99.2     8%  $414.6     9%  $380.8     6%
 Facsimile
  products   39.7   (19%)   49.1   (17%)  179.0   (16%)  212.5   (13%)
----------------------------------------------------------------------
 Revenue
  excluding
 Pitney
  Bowes of
  Canada    144.0    (3%)  148.3    (2%)  593.6      -   593.3    (1%)
 Pitney
  Bowes of
  Canada      2.1   (72%)    7.5   (22%)   15.5   (46%)   28.9     4%

----------------------------------------------------------------------
Total
 revenue   $146.1    (6%) $155.8    (3%) $609.1    (2%) $622.2    (1%)
======================================================================


Although revenue, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller agreement are at margins significantly below the margins on direct sales to our customers. We expect to maintain a reseller agreement with Pitney Bowes of Canada, however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze revenue excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.


Imagistics International Inc.

Supplemental Data Schedules

EBITDA

                           Three months ended         Year ended
                              December 31,           December 31,
                         ---------------------- ----------------------
(in millions)              2004    2003   B/(W)   2004    2003   B/(W)
----------------------------------------------------------------------
EBITDA
 Net income              $  6.7  $  5.5    21%  $ 24.9  $ 20.5    22%
 Interest expense, net      1.0     0.9    (8%)    3.7     8.4    56%
 Provision for income
  taxes                     4.9     4.7    (7%)   18.5    15.5   (19%)
----------------------------------------------------------------------
 EBIT                      12.6    11.1    14%    47.1    44.4     6%
 Depreciation and
  amortization             16.0    18.0    11%    65.8    74.5    12%
----------------------------------------------------------------------
EBITDA                   $ 28.6  $ 29.1    (1%) $112.9  $118.9    (5%)
======================================================================


Free Cash Flow

                           Three months ended         Year ended
                              December 31,           December 31,
                         ---------------------- ----------------------
(in millions)              2004    2003   B/(W)   2004    2003   B/(W)
----------------------------------------------------------------------
Free cash flow
 Net cash provided by
  (used in) operating
  activities             $ 22.0  $ (1.3)    *   $ 79.4  $ 83.1    (4%)
 Expenditures for rental
  equipment assets         11.6     6.9   (69%)   46.4    34.9   (33%)
 Expenditures for
  property, plant and
  equipment                 5.4     2.4  (123%)   17.0    16.1    (6%)
----------------------------------------------------------------------
Free cash flow           $  5.0  $(10.6)  147%  $ 16.0  $ 32.1   (50%)
======================================================================

* Not meaningful

Although EBITDA and free cash flow represent non-GAAP financial measures, management believes these measures are meaningful to investors in evaluating our ability to meet our future debt requirements and to fund capital expenditures and working capital requirements.

    CONTACT: Imagistics International Inc.
             Vice President, Corporate Communications and Investor Relations
             Jim Magrone, 203-365- 2361
             jmagrone@imagistics.com